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                          Cyprus Amax Minerals Company
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                (Name of Registrant as Specified in Its Charter)


                            Phelps Dodge Corporation
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notes:

September 21, 1999


ASARCO and Cyprus Amax Shareholders:

WHAT ARE THE FACTS ABOUT COST SAVINGS?

Why should you believe ASARCO and Cyprus Amax when they keep changing their cost savings estimates to convince you to vote for their no-premium merger?

                           [Graphical Design Omitted

The graph displays the changing ASARCO/Cyprus Amax cash cost savings estimates from April 2 to September 16, 1999. According to the graph, the announced cost savings vary from $0 to $250,000,000.

- "[ASARCO CEO] noted that... rationalization through mergers of operations would yield minimal benefits. The Mining Journal, 4/2/99

- Cyprus Amax Minerals...will see savings of about $150 million a year from cost-cutting and productivity improvements. Cyprus Amax Chairman, Bloomberg, 5/6/99

- "We expect cash savings of $100 million by 2001. ASARCO CEO, on the ASARCO/Cyprus Amax merger, American Metal Market, 7/19/99

- "the estimate of annual expense reductions...[includes] $50 million in reduced administrative and overhead costs, $50 million from lower costs of purchased materials and services, $25 million in other costs... ASARCO/Cyprus Amax press release, 8/20/99

-    Phelps Dodge offers become public [8/20/99]

- Cash cost savings = $200 million. ASARCO/Cyprus Amax Investor Presentation, September 1999

- ASARCO and Cyprus...have targeted an extra $50 million...in cash savings. Reuters, 9/16/99]

We wouldn't be surprised if ASARCO and Cyprus Amax change their cash cost savings estimates AGAIN before your shareholder vote on September 30. Or keep trying to confuse you with a barrage of capacity and production statistics.

Why not just compare the value of the two proposals? They are offering you a no-premium merger. Phelps Dodge is offering you significant premiums, a $2.00 annual cash dividend and substantial upside potential.

             TELL THEM THAT YOU WANT PHELP DODGE'S SUPERIOR OFFER. VOTE NO ON THE BLUE ASARCO AND GOLD CYPRUS AMAX PROXY CARDS.

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Only your most recent vote counts -- so it's not too late to vote AGAINST the
ASARCO/Cyprus Amax NO-premium merger. If you need help voting your shares, please call INNISFREE M&A INCORPORATED toll free at 877-750-5838.
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                          Phelps Dodge Corporation Logo


This advertisement is neither an offer to exchange nor a solicitation of an offer to exchange the common stock of ASARCO or Cyprus Amax for common stock of Phelps Dodge. The offers will be made solely by means of Phelps Dodge's Prospectus and the related Letter of Transmittal. This advertisement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.